Exhibit 99.1

Final: For Release

Company Contact:

Ronald Ristau

Chief Operating Officer

Chief Financial Officer

(212) 884-2000

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS JULY SALES RESULTS

New York, New York — August 4, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 506 stores, announced today that total net sales for the four-week period ended July 30, 2005 increased 2.0% to $66.7 million, compared to $65.4 million in the prior year period.  Comparable store sales decreased 3.9% for the four-week period, compared to a comparable store sales increase of 10.6% in the prior year period.

Total net sales for the thirteen week period ended July 30, 2005 increased 4.9% to $254.6 million, as compared to $242.8 million in the prior year period.  Comparable store sales increased 0.4% for the thirteen week period, compared to a comparable store sales increase of 14.1% in the prior year period.

Total net sales for the twenty six-week period ended July 30, 2005 increased 6.0% to $524.6 million, as compared to $494.9 million in the prior year period.  Comparable store sales increased 2.3% for the twenty six-week period, compared to a comparable store sales increase of 14.1% in the prior year period.

Richard P. Crystal, Chairman and CEO stated: “While fall product sales showed an increase over the prior year, this was not enough to offset the decline in volume created by low levels of clearance merchandise versus July 2004.  The month was disappointing from a sales volume perspective, however, we expect our profits will be at the mid-point of our previously stated guidance.  We believe our fashion is on target for our customer, our accessories business continues to have positive comparable store sales, new stores continue to perform above expectations, and we look forward to late August/early September when our customer begins to shop in earnest for her fall wardrobe.”

The Company opened five new stores in July and added 14 stores with the July 19, 2005 acquisition of Jasmine Company, Inc., ending the month with 506 locations and 3.237 million selling square feet in operation.

2005 Guidance

The Company also noted that it believes it will achieve the mid-point of its second quarter earnings estimate, as stated in its May 19, 2005 press release, which is available on the Company’s website at www.nyandcompany.com.  The Company plans to issue full results for its second quarter of fiscal 2005 on August 18, 2005.

Conference Call Information

To listen to New York & Company’s prerecorded July sales message beginning today, Thursday, August 4, 2005 at 8:30am ET, please dial (877) 519-4471 followed by the conference identification number #5457335.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) our reliance on the effective use of customer information; (xvii) the effects of government regulation; (xviii) the control of our company by our sponsors and (xix) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 506 retail stores in 45 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.